EXHIBIT 99.1

ViaCell, Inc. Reports First Quarter 2005 Financial Results

Tuesday May 10, 5:59 pm ET

ViaCell achieves $10 million in quarterly revenues for the first time

BOSTON, May 10 /PRNewswire-FirstCall/ — ViaCell, Inc. (Nasdaq: VIAC — News), a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine in the areas of cancer, cardiac disease, diabetes and infertility, today reported financial results for the first quarter ended March 31, 2005.

“ViaCell has begun 2005 with excellent results as we have made progress across each of our business initiatives,” said Marc D. Beer, President and Chief Executive Officer of ViaCell, Inc. “Additionally, we have successfully completed our initial public offering and continued the momentum of our Viacord product by recording another quarter of record revenues. We believe our business has never been healthier from a commercial and financial strength standpoint, and our progress continues within our therapeutic pipeline.”

     Recent Accomplishments

*	Commercial Success: First quarter 2005 revenues of Viacord, the Company’s umbilical cord blood processing and storage product, achieved 16% growth over first quarter 2004 revenues. ViaCell continues to be a leader in the business of cryopreservation, storage, research and development of cord-blood stem cells for family and unrelated use. Through the success of Viacord, the Company has established expertise in the field of stem cells and is currently leveraging that expertise to advance further therapeutic development of its product candidates.

*	CB001 and Amgen Collaboration: ViaCell continued to enroll patients in its lead therapeutic program’s Phase I clinical trial evaluating CB001 for safety in hematopoietic stem cell transplantation. CB001 is the first product candidate to benefit from the collaboration with Amgen and is being developed as a substitute for bone marrow and other hematopoietic stem cell transplants.

*	Cardiac Therapeutic Development: ViaCell initiated a pre-clinical program for its cardiac cell therapy product candidate using a catheter-based delivery system in a large animal model. This product candidate uses our proprietary umbilical cord derived USSC technology. The study is intended to generate the needed proof-of-concept to support an IND submission to the FDA in 2006.

*	Diabetes Therapeutic Development and Genzyme Collaboration:

•	ViaCell announced a collaboration agreement with Genzyme Corporation, entered into in late 2004, to develop islet stem cells for the treatment of diabetes. Genzyme will conduct research and development over the next 18 months to improve the production and characterization of our islet stem cells and will conduct pre- clinical proof-of-concept studies for the transplantation of adult islet stem cells.

•	The US Patent Office issued a patent, licensed by ViaCell, that encompasses methods for the treatment of type I insulin-dependent diabetes mellitus and other conditions using nestin-positive islet derived progenitor cells (NIPs). These NIPs can be expanded and differentiated into pancreatic islet cells, which may be able to produce insulin similar to naturally occurring beta cells. The patent was exclusively licensed by ViaCell from the Massachusetts General Hospital.

*	Financial Strength and Business Strategy: ViaCell reduced its net loss from $7.4 million to $4.0 million year-over-year for the quarter, consistent with its financial strategy.

*	World Class Partnerships: ViaCell has demonstrated its ability to enter into collaborations with world class partners such as Amgen and Genzyme that help the Company advance its therapeutic development programs.

Additionally, in January 2005 ViaCell completed its initial public offering of 7,500,000 shares of common stock at $7.00 per share. The offering’s underwriters simultaneously exercised their over-allotment option in full and purchased an additional 1,125,000 shares of common stock.

“The first quarter of 2005 has demonstrated the strength of our business strategy, and management is very focused on accomplishing the critical milestones to continue the growth of our commercial success and to realize the potential of the Company’s product candidates. We continue to make progress in the pursuit of the Company’s strategy to leverage our ability in cryopreserving, manufacturing and developing cellular therapeutics in order to make cell therapy a reality,” said Mr. Beer.

Financial Results

For the quarter ended March 31, 2005, total revenues were $10.1 million, compared to total revenues of $9.0 million for the same period in 2004. Revenues from the processing and storage of cord blood were $10.0 million for the quarter ended March 31, 2005, an increase of $1.4 million or 16% over corresponding revenues for the same period in 2004. Grant and contract revenues for the quarter ended March 31, 2005 were $0.2 million, down from $0.4 million in the corresponding prior year period, due primarily to the cessation of grant revenues in Germany following the closure of the Company’s operations there in December 2004.

Total operating expenses for the three months ended March 31, 2005 were $14.3 million, compared to $16.2 million for the same period in 2004. The reduction in operating expenses of $1.9 million was due primarily to lower general and administrative expenses of $0.6 million, and lower research and development expenses of $0.4 million, following the restructuring of the Company’s operations in the second half of 2004. In addition, sales and marketing expenses and stock-based compensation expense for the quarter ended March 31, 2005 were lower by $0.2 million and $0.4 million, respectively, compared to the quarter ended March 31, 2004. The Company also recorded a royalty expense of $0.5 million in the quarter ended March 31, 2004, with no corresponding expense recorded in the quarter ended March 31, 2005. These reductions in expense were partially offset by higher direct cost of revenues of $0.1 million and a restructuring expense of $0.1 million in the quarter ended March 31, 2005.

The net loss for the three months ended March 31, 2005 was $4.0 million. This compares to a net loss for the same period in 2004 of $7.4 million. Basic and diluted net loss per common share was $0.17 and $4.03, respectively, for the quarters ended March 31, 2005 and 2004. On a pro-forma basis, assuming that all convertible preferred stock was treated as outstanding common stock for both quarters, basic and diluted net loss per common share was $0.11 and $0.26, respectively. Please see the attached consolidated statements of operations page for a reconciliation of basic and diluted net loss per share to pro-forma basic and diluted net loss per share.

As of March 31, 2005, ViaCell had cash, cash equivalents and marketable securities of $67.5 million.

Conference Call and Webcast Information

Marc D. Beer, President and CEO, and Stephen G. Dance, SVP of Finance and CFO, and other members of the ViaCell management team, will review first quarter results via webcast and conference call tomorrow, May 11, 2005, at 8:30 AM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of ViaCell’s website at http://www.viacellinc.com. Investors, members of the news media and the general public may also access the live conference call by dialing either 877-502-9274 (United States and Canada) or 913-981-5584 (International) and typing in the passcode 2384531. The webcast will be available via ViaCell’s website through June 11, 2005. A replay of the conference call will be available via telephone by dialing 888-203-1112 (United States and Canada) or 719-457-0820 (International) and typing in the passcode 2384531 from May 11, 2005 at 11:30 AM Eastern Time until June 11, 2005.

About ViaCell

ViaCell, Inc. is a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company is developing a pipeline of proprietary product candidates intended to address cancer, cardiac disease, diabetes and infertility. ViaCell’s portfolio of proprietary technologies includes Selective Amplification technology and USSCs. The Company’s lead cord-blood derived stem cell therapy product candidate,

CB001, is currently in a Phase I clinical trial. ViaCell also offers expecting families the option of preserving their baby’s cord blood stem cells through its Viacord business.

This press release may contain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is the Company’s intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, statements relating to: the purpose of a pre-clinical study of a cardiac cell therapy product candidate for generating data supporting the filing of an IND, the conduct of research to improve production and characterization of islet stem cells, the potential for NIPs-derived pancreatic islet stem cells to produce certain insulin, and the potential benefits of the Company’s product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to: uncertainties inherent in anticipating the results of pre-clinical and clinical studies; adverse effects on revenues related to litigation, competition and public perception regarding the Company’s product; difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates that could slow or prevent product approval or market acceptance; and the Company’s ability to obtain additional financing if necessary to support development and commercialization activities or unanticipated research and development costs. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission, including the matters discussed under the heading “Risk Factors That May Affect Results” in the Company’s report on form 10-K filed via EDGAR with the Commission on March 31, 2005. ViaCell does not undertake any obligation to update forward-looking statements.

Corporate Contact:	Investors:
Stephen G. Dance	Clay Kramer (ckramer@burnsmc.com)
ViaCell, Inc.	Media:
(617) 914-3535	Justin Jackson (jjackson@burnsmc.com)
sdance@viacellinc.com	Burns McClellan, Inc.
(212) 213-0006

ViaCell, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Processing and storage revenues	$9,975	$8,583
Grant and contract revenues	165	436

Total revenues	10,140	9,019

Operating expenses:
Cost of revenues
Direct costs	1,948	1,818
Royalty expense	—	526
Total cost of revenues	1,948	2,344

Research and development	3,576	3,986
Sales and marketing	5,491	5,654
General and administrative	2,764	3,368
Stock-based compensation	436	864
Restructuring	121	—
Total operating expenses	14,336	16,216

Loss from operations	(4,196)	(7,197)

Interest income (expense):
Interest income	315	146
Interest expense	(155)	(394)
Total interest income (expense), net	160	(248)

Net loss	(4,036)	(7,445)
Accretion on redeemable convertible preferred stock	(987)	(3,314)

Net loss attributable to common stockholders	$(5,023)	$(10,759)

Net loss per share:
Net loss per common share, basic and diluted	$(0.17)	$(4.03)
Weighted average shares used in basic and diluted net loss per share computation	29,719,475	2,667,094

Pro forma net loss per common share, basic and diluted	$(0.11)	$(0.26)
Weighted average shares used in pro forma basic and diluted net loss per share computation	35,455,237	28,295,169

The non-GAAP financial measure presented below is utilized by ViaCell, Inc. management to gain an understanding of the comparative financial performance of the Company. Management believes that this non-GAAP financial measure is useful because it includes all outstanding shares of the Company, whether common or preferred, in the calculation of basic and diluted earnings per share. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

Pro forma disclosure assumes all convertible preferred shares were considered as outstanding common stock and no related accretion was recorded during both periods reported.

Net loss attributable to common stockholders	$(5,023)	$(10,759)
Accretion on redeemable convertible preferred stock for the period ended March 31, 2005 and 2004	987	3,314
Pro forma net loss attributable to common stockholders	(4,036)	(7,445)

Weighted average shares used in basic and diluted net loss per share computation	29,719,475	2,667,094
Increase in weighted average common shares outstanding assuming conversion at January 1, 2005 and 2004	5,735,762	25,628,075
Weighted average shares used in pro forma basic and diluted net loss per share computation	35,455,237	28,295,169

Condensed Consolidated Balance
Sheet Data (unaudited):	March 31,	December 31,
	2005	2004

Cash, cash equivalents and investments	67,470	28,585
Other current assets	16,018	15,736
Property & equipment, net	7,309	6,738
Intangible assets	6,595	6,646
Other assets	2,951	3,386
Total	$100,343	$61,091

Current liabilities	16,708	29,384
Deferred revenue & rent	9,872	7,764
Contingent purchase price	8,155	8,155
Long-term debt	1,120	1,572
Convertible preferred stock	—	175,173
Stockholders’ equity/(deficit)	64,488	(160,957)

Total	$100,343	$61,091